Exhibit 10.1

Execution Version

FIRST AMENDMENT AND LIMITED WAIVER

TO

AMENDED AND RESTATED CREDIT AGREEMENT

Among

KODIAK OIL & GAS (USA) INC.

as Borrower,

WELLS FARGO BANK, N.A.,

as Administrative Agent,

and

The Lenders Signatory Hereto

Dated as of November 14, 2011

FIRST AMENDMENT AND LIMITED WAIVER TO AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment and Limited Waiver to Amended and Restated Credit Agreement (this “First Amendment”) effective as of the First Amendment Effective Date (as defined below) is among Kodiak Oil & Gas (USA) Inc., a Colorado corporation (the “Borrower”), each of the Lenders that is a signatory hereto and Wells Fargo Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

Recitals

A.            The Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of October 28, 2011 (the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B.            The Borrower has entered into (i) a Purchase and Sale Agreement dated November 14, 2011 between the Borrower and North Plains Energy, LLC (the “Management PSA”) and (ii) a Purchase and Sale Agreement dated November 14, 2011, between the Borrower and Mercuria Bakken, LLC (the “Equity PSA” and, collectively with the Management PSA, the “PSAs”) pursuant to which the Borrower will acquire certain oil and gas properties from North Plains Energy. LLC and Mercuria Bakken, LLC.

C.            The Management PSA is expected to be consummated and close on January 10, 2012 and the Equity PSA is expected to be consummated and close on January 10, 2012.

D.            In connection with the financing of transactions contemplated by the PSAs, the Borrower intends to issue Senior Notes, additional Equity Interests of the Borrower and/or enter into an unsecured Senior Bridge Facility.

E.             The Administrative Agent, the Borrower and the Majority Lenders have agreed to amend certain provisions of the Credit Agreement.

F.             NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Defined Terms.  Each capitalized term which is defined in the Credit Agreement, but which is not defined in this First Amendment, shall have the meaning ascribed such term in the Credit Agreement.  Unless otherwise indicated, all section references in this First Amendment refer to the Credit Agreement.

Section 2.               Amendments to Credit Agreement.

2.1           Definitions.

(a)           Section 1.02 is hereby amended by inserting the following definitions in sequential alphabetical order:

“‘Bridge Loan’ means Debt of the Parent or the Borrower in respect of that certain Senior Bridge Facility pursuant to that certain Commitment Letter dated November 14, 2011, between the Parent, Credit Suisse AG as Agent and the lenders and other Agents party thereto and any senior term loans or senior exchange notes issued by the Parent in connection therewith, not to exceed in the aggregate at any one time an amount equal to the difference of up to $650,000,000 and the principal amount outstanding pursuant to the Senior Notes outstanding at any one time; provided that such senior term loans or senior exchange notes shall be on the same terms and conditions as set forth in subsections (b), (c), (f) and (g) of the definition of “Senior Notes.”

‘Equity PSA’ means that certain Purchase and Sale Agreement dated November 14, 2011 between the Borrower and Mercuria Bakken, LLC, pursuant to which the Borrower will acquire certain oil and gas properties from Mercuria Bakken, LLC.

‘Indenture’ means that certain indenture pursuant to which the Senior Notes are issued in connection with the PSAs.

‘Management PSA’ means that certain Purchase and Sale Agreement dated November 14, 2011 between the Borrower and North Plains Energy, LLC, pursuant to which the Borrower will acquire certain oil and gas properties from North Plains Energy, LLC.

‘PSAs’ means, collectively, the Equity PSA and the Management PSA.

‘Closing’ means the date upon which the Equity PSA and the Management PSA both close and the transactions contemplated thereby are consummated.”

(b)           Section 1.02 is hereby amended by modifying the definition of “Senior Notes” as follows:

(i) inserting “or Parent” immediately after “the Borrower” in the lead-in of such definition;

(ii) amending and restating subsection (a) thereof as follows:

‘(a) such Debt is and shall remain unsecured at all times, other than as permitted by Section 9.03(h)’; and

(iii) inserting “or Parent” immediately after “the Borrower” in subsection (g) thereof.

(c)           Section 1.02 is hereby amended by amending and restating the following definition:

“‘Restricted Payment’ means (i) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries, (ii) any payment, prepayment or redemption of the Debt outstanding (including interest and fees) under the Second Lien Term Loan Agreement, (iii) any payment, prepayment or redemption of the Debt outstanding (including interest and fees) under the Bridge Loan and (iv) any payment, prepayment or redemption of the Debt outstanding (including interest and fees) pursuant to the Senior Notes.”

(d)           Section 1.02 is hereby amended by deleting the period, and inserting the following clause, at the end of the definition of “Change in Control”:

“; provided that Change in Control shall also mean “Change in Control” as defined in the Indenture.”

(e)           Section 1.02 is hereby amended by amending and restating subsection (c) of the definition of “Senior Notes” as follows:

“(c)         the financial covenants governing such Debt will be standard incurrence based covenants and all of the other covenants, terms and events of default governing such Debt are not, taken as a whole, materially more restrictive with respect to the Borrower and its Subsidiaries than the covenants and Events of Default under this Agreement;”

First Amendment

2.2           Section 2.07(a). Section 2.07(a) is hereby amended and restated as follows:

“(a) Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the earlier of (i) the date determined by the Administrative Agent in its sole discretion (which future redetermination on such date shall not constitute an Interim Redetermination pursuant to Section 2.07(b)) and (ii) the next Scheduled Redetermination Date, the amount of the Borrowing Base shall be equal to $225,000,000.  For the avoidance of doubt, the automatic reduction of the Borrowing Base set forth in Section 2.07(g) shall not apply to the issuance of Senior Notes in connection with the PSAs.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), (f), (g) or Section 8.13(c).”

2.3           Section 2.07(d). The last paragraph of Section 2.07(d) is hereby amended and restated as follows:

“Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), (f), (g) or Section 8.13(c), whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.”

2.4           Section 9.02(k). Section 9.02(k) is hereby amended and restated as follows:

“(k)         (i) Debt under the Senior Notes not to exceed $400,000,000 but only if (A) all Debt outstanding under the Second Lien Term Loan Agreement has been paid in full either before or on the date of issuance of the Senior Notes, and (B) the Second Lien Term Loan Documents and the Intercreditor Agreement have been terminated, cancelled or released to the satisfaction of the Administrative Agent or (ii) so long as the Senior Notes and the proceeds therefrom are held in escrow, Debt under the Senior Notes not to exceed $650,000,000 outstanding in the aggregate at any time, and any guarantees thereof by the Guarantors.”

2.5           Section 9.01(a).  Section 9.01(a) is hereby amended and restated as follows:

“(a) Ratio of Total Debt to EBITDAX.  The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of Total Debt as of such time to EBITDAX for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available to be greater than (i) 4.0 to 1.0.  Notwithstanding the foregoing, for the purpose of determining EBITDAX of the Borrower and its Subsidiaries for this Section 9.01(a) for the four fiscal quarters ending (i) December 31, 2011, EBITDAX shall be equal to the EBITDAX of the Borrower and its Subsidiaries for the fiscal quarter ending on such date multiplied by 4, (ii) March 31, 2012, EBITDAX shall be equal to the EBITDAX of the Borrower and its Subsidiaries for the two fiscal quarters ending on such date multiplied by 2 and (iii) June 30, 2012, EBITDAX shall be equal to the EBITDAX of the Borrower and its Subsidiaries for the three fiscal quarters ending on such date multiplied by 4/3.  To the extent, and only to the extent, such amount is held in escrow, the principal amount of Senior Notes shall not be included for purposes of calculating Total Debt for the fiscal quarter ending December 31, 2011.

2.6           Section 9.03.  Sections 9.03(g) and (h) are hereby inserted as follows:

“(g) Liens created by the escrow arrangement on the proceeds of Senior Notes issued in connection with the PSAs; and

(h) Liens securing the Senior Notes or the Bridge Loans on a “second lien” basis pursuant to customary security documents that are consistent in all material respects with the security documents evidencing the Liens securing the Second Lien Term Loan Agreement and are otherwise reasonably satisfactory to the Administrative Agent; provided that (i) in each case, as applicable, the Administrative Agent shall have executed an intercreditor agreement on behalf of itself and the Lenders no less favorable to the Lenders taken as a whole than the existing Intercreditor Agreement, (ii) such Liens shall not be perfected until the Closing and (iii) all Debt outstanding under the Second Lien Term Loan Agreement has been paid in full and the Second Lien Term Loan Documents and the Intercreditor Agreement have been terminated, canceled or released to the reasonable satisfaction of the Administrative Agent.”

2.7           Section 9.04(a).  Section 9.04(a) is hereby amended and restated as follows:

“(a)         The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except that if no Event of Default has occurred and is outstanding, or would result therefrom (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make cash distributions to the Parent with respect to the payment of reasonable fees and expenses incurred in the ordinary course of business in connection with the maintenance of its corporate existence, reporting obligations, tax and accounting preparation and other similar fees and expenses, (iv) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (v) the Borrower may make regularly scheduled interest payments pursuant to the Second Lien Term Loan Agreement, Bridge Loan or Senior Notes or may make cash distributions to the Parent for this purpose, (vi) the Borrower may repay all Debt outstanding under the Second Lien Term Loan Agreement with proceeds from the issuance of the Senior Notes and/or Debt pursuant to the Bridge Loan, (vii) the Borrower may repay all, or any portion of, Debt outstanding under the Bridge Loan with proceeds from the issuance of the Senior Notes or additional Equity Interests of the Parent or may make cash distributions to the Parent for this purpose, (viii) the Borrower may repay any Debt outstanding under the Senior Notes or may make cash distributions to the Parent for this purpose (A) with proceeds of the issuance of new Senior Notes, (B) upon a change of control as provided in the Indenture, (C) upon an asset sale as provided in the Indenture, subject to Section 3.04(c)(iii) or (D) to the extent held in escrow, with the proceeds of the issuance of the Senior Notes issued in connection with the PSAs and (ix) the Borrower may prepay interest before January 31, 2012 on the Senior Notes issued in connection with the PSAs and the amount required for any redemption fee for the Senior Notes issued in connection with the PSAs because the Closing (and related Senior Notes escrow release provisions) has not occurred by January 12, 2012 or the Parent has determined that the Closing (and related Senior Notes escrow release conditions) cannot occur by January 12, 2012 or may make cash distributions to the Parent for this purpose.”

2.8           Section 9.16.  Section 9.16 is hereby amended by adding the following proviso at the end of the sentence as follows:

“; provided that this Section 9.16 shall not apply to the escrow arrangements relating to the proceeds of Senior Notes issued in connection with the PSAs.”

Section 3.               Limited Waiver.    The Borrower has informed the Administrative Agent and the Lenders it may enter into one or more Swap Agreements in excess of the 95% limit set forth in Section 9.18(a)(i) of the Credit Agreement in connection with the signing of the PSAs.  The Borrower has requested, and the Administrative Agent and the Majority Lenders hereby agree to grant, a waiver of the limitations in Section 9.18(a)(i) to allow the Borrower to enter into Swap Agreements for a tenor of not more than sixty (60) months and for which the notional volumes of which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (a) on or before December 31, 2012, 5,000 barrels of production per day and (b) after December 31 2012, 90% of (i) the reasonably anticipated production from the Borrower’s existing proved, developed, producing Oil and Gas Properties (based upon the most recently delivered Reserve Report) and (ii) the reasonably anticipated production from the proved, developed, producing oil and gas properties to be acquired by the Borrower pursuant to the PSAs; provided that, if the Closing has not occurred by January 31, 2012 (the “Termination Date”) then, on or before the date that is sixty (60) days after the Termination Date, (A) the Borrower shall, and the Borrower hereby agrees to, unwind and/or terminate any Swap Agreement that would have been in breach of Section 9.18(a)(i) if not for the terms of this First Amendment, and the Borrowing Base shall be reduced pursuant to Section 2.07(e) and (B) the Borrower shall be back in compliance with the limitation set forth in Section 9.18(a)(i) of the Credit Agreement.

Section 4                Conditions Precedent.  This First Amendment shall be effective upon the date of the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 4, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (or waived in accordance with Section 12.02 of the Credit Agreement) (the “First Amendment Effective Date”):

4.1           First Amendment.  The Administrative Agent shall have received multiple counterparts of this First Amendment as requested from the Borrower and the Majority Lenders.

4.2           No Default.  No Default or Event of Default shall have occurred and be continuing as of the First Amendment Effective Date (after giving effect to the terms of this First Amendment).

4.3           Fees.  The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the date hereof.

4.4           Other.  The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request in advance in writing.

The Administrative Agent is hereby authorized and directed to declare this First Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted by Section 12.02 of the Credit Agreement.  Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 5.               Ratification and Affirmation; Representations and Warranties; Etc.    The Borrower hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby; and (c) represents and warrants to the Lenders that, as of the date hereof, after giving effect to the terms of this First Amendment: (i) all of the representations and warranties contained in each Loan Document to which the Borrower is a party are true and correct in all material respects as though made on and as of the First Amendment Effective Date (unless made as of a specific earlier date, in which case, such representation or warranty was true as of such date); (ii) no Default or Event of Default has occurred and is continuing; and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.               Miscellaneous.

6.1           Confirmation.  The provisions of the Credit Agreement (as amended by this First Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this First Amendment.  This First Amendment shall constitute a Loan Document, as such term is defined in the Credit Agreement.

6.2           No Waiver.  Except as expressly provided in this First Amendment, neither the execution by the Administrative Agent or the Lenders of this First Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any Defaults or Events of Default which may exist, which may have occurred prior to the date of the effectiveness of this First Amendment or which may occur in the future under the Credit Agreement and/or the other Loan Documents.  Similarly, nothing contained in this First Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Default or Event of Default, (b) amend or alter any provision of the Credit Agreement (other than the amendments provided for in Section 2 of this First Amendment), the other Loan Documents, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument.  Nothing in this First Amendment shall be construed to be a consent by the Administrative Agent or the Lenders to any Default or Event of Default.  Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.

6.3           Counterparts.  This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of this First Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

6.4           Successors and Assigns.  This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.5           Payment of Expenses.  In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and reasonable expenses incurred in connection with this First Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Administrative Agent.

6.6           Severability.  Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.7           No Oral Agreement.  THIS WRITTEN FIRST AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

6.8           Governing Law.  THIS FIRST AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed effective as of the date first written above.

BORROWER:	KODIAK OIL & GAS (USA) INC.

	By:	/s/ James P. Henderson
	Name:	James P. Henderson
	Title:	Chief Financial Officer

1

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N.A., as Administrative Agent

	By:	/s/ Oleg Kogan
	Name:	Oleg Kogan
	Title:	Director

LENDERS:	WELLS FARGO BANK, N.A., as a Lender

	By:	/s/ Oleg Kogan
	Name:	Oleg Kogan
	Title:	Director

BMO Harris Financing, Inc., as a Lender

	By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Director

Royal Bank of Canada, as a Lender

	By:	/s/ Don J. McKinnerney
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

KeyBank National Association, as a Lender

	By:	/s/ David Morris
	Name:	David Morris
	Title:	Vice President

2

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Director

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

3

REAFFIRMATION AND RATIFICATION: Each Guarantor hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document, including each Guaranty Agreement, to which it is a party and agrees that each Loan Document, including each Guaranty Agreement,  to which it is a party remains in full force and effect as expressly amended hereby; and (c) represents and warrants to the Lenders that, as of the date hereof, after giving effect to the terms of this First Amendment: (i) all of the representations and warranties contained in each Loan Document, including each Guaranty Agreement, to which such Guarantor is a party are true and correct in all material respects as though made on and as of the First Amendment Effective Date (unless made as of a specific earlier date, in which case, such representation or warranty was true as of such date); (ii) no Default or Event of Default has occurred and is continuing; and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

ACKNOWLEDGED AND RATIFIED:	KODIAK OIL & GAS CORP., a corporation continued under the laws of Yukon Territories, Canada

	By:	/s/ James P. Henderson
James P. Henderson
Chief Financial Officer

Acknowledgment and Ratification